STATE OF DELAWARE
CERTIFICATE OF CORRECTION

PACIFIC VENTURES GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is PACIFIC VENTURES GROUP, INC..
2. That a Certificate of AMENDMENT OF CERTIFICATE OF DESIGNATION
   (Title of Certificate Being Corrected)
   was filed by the Secretary of State of Delaware on May 1, 2020 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3. The inaccuracy or defect of said Certificate is: (must be specific)
   the Article 5 states that the Series E Preferred Shares is not convertible which is not correct.
4. Article 5 of the Certificate is corrected to read as follows:
   Each Series E Preferred Share may be converted into ten (10) shares of Common Stock of the Corporation at any time, at the option of the holder.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 19 day of August, A.D.2021.

By: DocuSigned by: shannon masjedi F4E5382BFB424FA...
Authorized Officer

Name: Shannon Masjedi
Print or Type

Title: Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:59 PM 08/23/2021
FILED 04:59 PM 08/23/2021
SR 20213055611 - File Number 2103535